SUBSTITUTE TAX P.D. N° 601, 29th SEPTEMBER 1973
FINANCING CONTRACT N° 2405959

“Banca Intesa Mediocredito S.p.A (the “Bank”), with registered offices in Milan, Via Cernaia 8/10 and there resident for tax purposes, corporate capital € 500,000,000.=, società unipersonale(one-man company), tax code and registration number in the Milan Corporate Register 13300400150, entered in the register of banks and belonging to the “Gruppo Intesa” entered in the register of banking groups, under the direction and co-ordination of the parent company Banca Intesa S.p.A., represented by Dr. Arnaldo Cesana, born in Carate Brianza (MI) on the 17th August 1953, executive, acting by virtue of the power of attorney conferred ad negozia by the Chairman of the Board of Directors on the 25th November 2005;

“GENTIUM S.p.A.” (the “Company”) with registered offices in Villa Guardia (CO), piazza XX Settembre 2, Fz. Civello, and there resident for tax purposes, corporate capital € 9,610,630.00, tax code and registration number in the Como Corporate Register 02098100130, represented by Dr. Laura Iris Ferro, born in Milan (MI) on the 3rd August 1951 and Dr. Salvatore Calabrese born in Locri (RC) on the 4th January 1970, acting respectively as Chairwoman of the Board of Directors and Chief Executive Officer authorized by resolution of the Board on the 27th February 2006;

agree and stipulate the following:

The following paragraphs offer a summary of the most significant contractual and economic conditions of the contract, the details of which to be defined in full at a later date.

FINANCING OF € 1,050,000.00 for financial requirements associated with the purchase of machinery, plant and equipment.

ECONOMIC CONDITIONS OF FINANCING:

CAPITAL REPAYMENT: at constant rates on a half-yearly basis starting on the 5th October 2007 and ending on the 5th of April 2011.

PAYMENT OF INTEREST: quarterly deferred starting on the 5th July 2006.

INTEREST RATE: 4.55% until the 5th July 2006 (equivalent to the quarterly Euribor rate on the second Target Working Day prior to the stipulation of the contract, multiplied by the coefficient 365/360, increased by 1.70 points and, after mathematical rounding off to the third decimal, rounded up to the nearest 0.05). For each successive quarter, the interest rate will be the arithmetic mean, increased by 1.70 points and rounded up to the nearest 0.05, of the quarterly Euribor rate determined over the days of the month prior to the start of the applicable quarter, multiplied by the coefficient 365/360 and mathematically rounded off to the third decimal.
The Company may make use of public contributions pursuant to article 11 of the Italian decree/law n.516 of the 29th August 1994, converted, with amendments, by law n. 598 of the 27th October 1994, which may only be granted in the absence of unpaid and expired debts associated with the financing contract and in the absence of conditions that would determine the revocation or discontinuance of said contributions.

ARREARS INTEREST RATE: variable rate, obtained by increasing, by 50% rounded down to the nearest 0.05, the effective global mean interest rate, as determined and published pursuant to law 108/1996 related to the category of operations qualified as “variable interest mortgages with tangible surety”. In the event of publication of mean arrears interest rates pursuant to the same law, these rates shall be applied.

INTEREST CALCULATION METHOD: interest is calculated including the day on which the amounts disbursed are debited at the Bank and the day of expiry of each interest period.
Interest is calculated on the basis of the civil year.

FLAT RATE FOR CONTRACTUAL PROCEEDINGS: € 650.00

CONTRACT STIPULATION FEE: € 350.00.

FISCAL CHARGES: substitute tax in addition to any other fiscal charges connected with the contract.

FEES FOR EACH PERIODIC COMMUNICATION SENT TO THE COMPANY AND ANY GUARANTORS: €25.00.

FEES FOR EACH LETTER SOLICITING PAYMENT (with the exception of the first one): € 5.00

COMMISSION ON ADVANCE REPAYMENT, EVEN IF PARTIAL: 2% of the capital repaid in advance.

COMMISSION IN CASE OF DEFAULT ON TERMS, RESCISSION OF CONTRACT OR INSOLVENCY PROCEEDINGS: 2% of the remaining finance.

SUMMARY COST INDICATOR: 4.75%

MAIN CONTRACTUAL CLAUSES GOVERNING THE FINANCING:

DISBURSEMENT: Disbursement by the third bank working day following this date.

REPAYMENT IN ADVANCE: the Company may repay the financing in advance whether totally or partially, upon giving at least 10 days notice.

LATE PAYMENT: Interest on arrears, due immediately on any unpaid amount, shall accrue at the current rate in force as of the corresponding due date and, in the event of rescission, default on terms or bankruptcy proceeding against the Company, on the overall amount consequently due.

MISCELLANEOUS COMMITMENTS: The Company must: give notice of any major events concerning it (such as mergers or splits, other changes to statue and/or articles, changes in ownership, withdrawal of partners, acquisitions of own shares), to its business (transfer or lease, winding-up of activities, the setting up of funds destined for a specific business activity), as well as of the debt deriving from this financing contract (such as the taking on thereof by third parties) and of the assets involved in the same (their transfer, sale or misappropriation, or the loss of possession or destruction thereof). It must also deliver the annual balance sheet, including any consolidated balance sheet of the group to which the Company belongs, waiver liability of the Bank connected with the aforementioned financing contract, provide all documentation pertinent to the financing contract, and apply collective agreements in its working relations with its employees.

SURETY: lien on stock.

RESCISSION OF CONTRACT: in addition to the case of default on any of the obligations assumed by the Company, the Bank reserves the right to rescind the contract in the case of any events that could cast doubt as to the Company’s capacity to meet its obligations, or as to the validity of its surety or the sufficient thereof.

Whereas:

-	the Company has requested financing from the Bank;
-
with regard to said financing, under the “Pachetti integrati di agevolazioni” (PIA) (Business incentives packages) through which the Lombardy Region intends to unify and simplify the procedure for accessing and granting facilitated regional funding, and specifically under the Research and Innovation PIA, application has also been made to obtain payment to the Company, by Finlombardia S.p.A (“Finlombardia”) as manager of public funds for the aforesaid Region, of the contributions pursuant to art. 11 of decree-law n° 516 of 29th August 1994, converted, with amendments, by law n° 598 of 27th October 1993 (“Contributions”);

-	the regional funding foreseen by the aforesaid PIA has not as yet been granted.

THE PARTIES AGREE AND STIPULATE THE FOLLOWING

Art. 1

a)
The Bank grants the Company, which accepts, a loan of € 1,050,000.00 (one million and fifty thousand/00 Euro) to meet the financial requirements due to the realization of the following investments: purchase of machinery, plant and equipment

b)
Disbursement of said loan shall be by credit onto current account n° 7500116 at the Villa Guardia branch of Banca Intesa S.p.A. (ABI 03069 - CAB 51841) ordered by the third bank working day following this date.

Art. 2

a)	The Company undertakes to repay the loan as per the following repayment plan:
5th October 2007	€131,250.00
5th April 2008	€131,250.00
5th October 2008	€131,250.00
5th April 2009	€131,250.00
5th October 2009	€131,250.00
5th April 2010	€131,250.00
5th October 2010	€131,250.00
5th April 2011	€131,250.00

b)
the interest on the amounts disbursed, calculated as of the date of the corresponding debt of the Bank account, shall be paid by the Company on the 5th January, 5th April, 5th July and 5th October of each year.

If the disbursement is made to coincide with one of the above due dates or within the preceding fifteen day period, the interest will be paid as from the first successive due date.

c)
In the case in which the due date of a capital or interest installment does not fall on a Target Working Day (Target being the Trans-European Automated Real-Time Gross Express Transfer System), said date will be deferred to the next Target Working Day.

The payment terms may not be altered in any other case, even if they fall on a non-bank working day.

d)	Interest will be calculated at a variable rate from the day after the due date of each interest installment.

The annual interest rate up to the 5th July 2006 is 4.55% [equal to the quarterly Euribor (Euro Interbank Offered Rate), determined by the EBF (European Banking Federation) and the FMA (Financial Markets Association), the second Target Working Day prior to stipulation of the contract, multiplied by the coefficient 365/360, increased by 1.70 points and, after mathematical rounding-off to the third decimal, rounded up to the nearest 0.05]. For each subsequent interest period interest will be calculated at a rate equal to the arithmetic mean, increased by 1.70 points and rounded up to the nearest 0.05, of the daily information on the quarterly Euribor rate read over the days of the month prior to the start of the applicable quarter, multiplied by the coefficient 365/360 and mathematically rounded-off to the third decimal.

The above indexation parameter, calculated on the basis of the solar month preceding this date, is equal to 2.722%.

e)
The Company takes note that the Bank will acknowledge it any Contributions obtained exclusively in the absence of unpaid and expired debts associated with the financing contract and in the absence of conditions that would determine the revocation of discontinuance of said contributions. The corresponding payments will be credited to the current account indicated in art. 1 with value date being that of the date of receipt of the Contributions by the Bank, it being hereby understood that all expenses the Bank may sustain in order to respect said value date shall be charged to the Company.

f)
If Finlombardia should for any reason demand return of the amounts disbursed as Contributions, the Company shall immediately make the corresponding sum available to the Bank, in addition of any other amount due to Finlombardia after discontinuance or revocation of the Contributions.

g)
The Company waivers any liability of the Bank if, for any reason, the corresponding Authorities should delay payment of the Contributions, or if the Contributions are not granted or are discontinued, revoked, not paid or not paid punctually.

h)
The Summary Cost Indicator (SCI) that expresses, in an annual percentage of the credit granted, the total cost of the credit itself payable by the Company, also considering all charges and expenses indicated in the contract (excluding charges and expenses for ancillary services and any other costs), is equal to 4.75%.

i)	The company may repay the financing in advance, whether total or in part, provided that:

- it gives at least 10 days written notice, even by telefax

- the repayment coincides with a contractual due date;

- it pays the interest accrued on the amount repaid

In each case of repayment in advance the Company shall pay a commission equal to 2% (two percent) of the financing repaid in advance.

j)
In case of late payment of any amount due, interest on arrears shall immediately accrue, calculated on the basis of the civil year at a variable rate obtained by increasing, by 50% rounded down to the nearest 0.05, the effective global mean interest rate, as determined and published pursuant to law 108/1996 related to the category of operations qualified as “variable interest mortgages with tangible surety” (the current value of this indexation parameter is equal to 4.16%). In the event of publication of mean arrears interest rates pursuant to the same law, these mean rates shall be applied.

Any variation in the arrears interest rate shall become effective as of the date of the entry into force of the ministerial decrees through which said rates are published.

Interest on arrears shall also accrue on the interest installments as of the corresponding due dates and up to the time of payment as well as, in the event of rescission of contract, default on terms or bankruptcy proceedings against the Company, on the overall capital amount due, the corresponding interest due, interest on arrears and accessory charges, as of the date on which any of the above situations arises.

Interest on arrears may not be periodically capitalized.

k)	In the event that the Company has any debt due to the Bank, even if dependent on other contracts, the Bank shall determine the allocation of the payments.

In case of partial repayment in advance of the financing, the amounts paid shall be allocated proportionally to all the due installments, if not in the event the Parties agree a different allocation.

l)	Payment shall be considered as settled as of the date on which the amounts paid become available to the bank.

Art. 3

a)	The Company shall give timely notice to the bank, by registered mail with notice of receipt and providing all pertinent documentation of:

- any significant negation variation in its assets and financial situation, as well as any significant variation to its organization and ownership structure.

If the Company is part of a group, the same information must be provided regarding the group itself;

- any bankruptcy proceeding against the Company or any company of the group to which it belongs;

- any resolution regarding the winding-up of the company, or resolution to merger or split to which it is party, or the setting-up of any specific funds destined for specific business;

- any resolution or event that could give rise to the right to withdraw of any partner;

- any resolution to reduce corporate capital;

- any intention to purchase own shares;

- any transfer of its activities or substantial modifications thereto, such as the finalization of any deed concerning the transfer of property or company fruition thereof, or branch of its business;

- the finalization of any deed in effect by virtue of which a third party assumes, whether entirely or in part, the debt deriving from this financing contract.

b)	The Company shall send the Bank, by the 31st July of each year:

- a copy of its statutory financial statements, management and auditors reports and the minutes of the corresponding approvals signed by the legal representative, in addition to copy of the list of partners and other holders of rights to company shares, which must be filed in the Corporate Register pursuant to articles 2478/b and/ 2435 of the Italian Civil Code;

- copy of the consolidated financial statements of the group to which the Company belongs, the related management report and auditors report, as filed in the Corporate Register.

In no case may the statutory balance sheet be presented in abbreviated form.

c)	The Company further undertakes:

- to give timely notice to the Bank of any transfer, sale or misappropriation of assets involved with the financing contract, in addition to any event that has determined loss of possession or the destruction of the assets in question;

- to permit any technical or administrative investigation and any kind of control, even if involving inspections and surveys, by persons authorized by the Lombardy Region or Finlombardia, as well as to provide all information or data that the Bank or Finlombardia may deem necessary;

- to make available to the Bank and Finlombardia the documentation related to the realization of the investment program pursuant to art. 1 paragraph a);

- to apply conditions no less than those defined by collective employment agreements for the category and zone to its employees.

d)
The Company declares to have read the notice containing the principle standards of transparency and the information sheets provided by the Bank pursuant to current regulations on the transparency of bank operations and services.

e)	The Bank undertakes to maintain the highest degree of confidentiality with regard to the information and data provided.

Art. 4

The Bank reserves the right to rescind the financing contract if:

a)	the asset situation of the company or any personal guarantors becomes insufficient to assure punctual fulfillment of the obligations assumed;
b)	the Company does not respect the obligations assumed toward the Bank for matters other than this contract;
c)	the documentation presented or the communications made by the Company are found to be false;
d)	the Company is in default over the obligations pursuant to Art. 3, or in the case of the events foreseen in Art. 3, paragraph a);
e)	any obligations assumed by third parties in relation to the financing are not respected or the promises made by the same are not honored;
f)	the assets or rights constituting surety for the financing are either entirely or in part subject to expropriation;
g)	for any reason any surety stood becomes unavailable or cannot be upheld, or any events arise from which these effects may derive.
In cases of rescission or default on terms, the Bank reserves the right to demand immediate repayment of capital, interest and accessory charges and to take action, without prior formalities, for the recovery thereof.

In all cases of rescission default on terms or bankruptcy proceedings, a commission equal to 2% (two percent) of the remaining amount to be repaid shall be due to the Bank.

Art. 5

The financing, deeds and related formalities are subject to taxation pursuant to Presidential Decree n° 601 of the 29th September 1973 (and subsequent amendments). The Company undertakes to pay the corresponding substitute tax that shall be withheld upon disbursement.

In compliance with current regulations on the transparency of bank operations and services, the following amounts shall also be withheld: (i) the sum of € 650.00 due by the Company for the procedures related to constituting the financing and (ii) the sum of € 350.00 due in relation to the stipulation of the financing contract.

In the event that the Bank, for any reason, were not to be capable of making any disbursement, the aforesaid amounts must be paid immediately to the Bank upon simple written request.

The following amounts are also at the expense of the Company: (i) the cost of each letter, except for the first, via which the Bank solicits payment of the installments due, equal to € 5.00, in addition to (ii) any future fiscal charge.

Free of charge to the Company, the Bank undertakes to give notice of each variation in the interest rate and the due date of the next installment, it being understood that this shall give rise to no obligation on the part of the Bank, nor any liability thereof, in the event of failure to receive said notices, and shall not give any rights to the Company to demand maintenance of the service for the entire duration of the operation.

With regard to the obligation of the Bank to provide the Company and its guarantors, on termination of the contract, and in any case annually, a communication that offers a complete and clear summary of the progress of the contract and an updated outline of the conditions applied, the Bank shall have the right to payment, by the Company and its guarantors together, of the sum of € 25.00 for each communication.

Any revision of the conditions or terms foreseen by the contract, and any release, whether total or partial, of the assets and/or rights from the surety stood not consequent to extinction of the loan, just as the services connected with the loan (such as, for example, the issue of declarations with regard to auditing of the balance sheet or accounting operations), may only be carried out after the Company or requesting Party has paid the commissions and expenses that, pursuant to current regulations on the transparency of bank operations and services, shall be published at the time regarding ordinary rates, as due in such cases.

All communications related to this contract must be made in writing. Communications to the Bank must be addressed to:

Banca Intesa Mediocredito S.p.A.
Via Cernaia 8/10
20121 MILANO (MI)

Art. 6

With regard to the Company’s right to obtain, prior to the stipulation of the contract, a complete copy of the text of the contract suitable for stipulation, the Company declares to have received it, and that it conforms to the present document.

Villa Guardia, 20th April 2006

BANCA INTESA MEDIOCREDITO S.P.A.	/s/ Arnaldo Cesana

GENTIUM S.P.A.	/s/ Laura Iris Ferro, President and Chief Executive Officer

The Company declares to explicitly approve the clause under Art. 2, paragraph g) (waiver of liability) and paragraph j) (interest on arrears and capitalization consequent to default).

GENTIUM S.P.A.	/s/ Laura Iris Ferro, President and Chief Executive Officer
Villa Guardia, 20th April 2006

GENTIUM S.P.A.	/s/ Salvatore Calabrese, Vice President, Finance

Villa Guardia, 20th April 2006

M/s.
Intesa Mediocredito S.p.A.
Via Cernaia 8/10
20121 Milan MI (Italy)

Financing Contract no. 2405959, executed on today’s date.

The undersigned "GENTIUM S.P.A." (hereinafter the "Company") with headquarters in Villa Guardia (CO), piazza XX Settembre 2, Fz. Civello and therein fiscally domiciled under internal revenue reg. no. 02098100130, hereby duly pledges in your favor, as security for the financing amount about to be disbursed in force of the above financing contract, each and every right as granted and arising by the bonds specified hereunder, having an overall nominal value amounting to€ 525,000.00 and comprised within the centralized management system controlled by Montetitoli S.p.A. Said rights are asserted by the undersigned through Banca Intesa S.p.A., Villa Guardia branch (hereinafter the "Broker") and are fully available to the undersigned, free of each and every prejudicial encumbrance.

The bonds pledged as security will gradually be redeemed from the binding ties in force of the deed herein so that the current value of the pledged items is equal to at least 50% of the residual debt capital, provided that no evident status of insolvency by the undersigned ever arises and anyway only provided that the undersigned has ensured you are in position to be safe and certain that all due installments, further to any other sum owed to your good selves, will be duly paid up accordingly.

The above pledge is fully effective independently from any other prior existing security or any further security that might subsequently be lodged in your favor in the interests of the Company and is furthermore considered as security for all the amounts due to you, even in the event of cancellation or withdrawal of any payments that may be carried out by any party involved.

The above pledge is furthermore extended to comprise the relative interest earnings that shall be redeemed only in the event that no evident status of insolvency by the undersigned ever arises and anyway only provided that the undersigned has ensured you are in position to be certain that all due installments, further to any other sum owed to your good selves, will be duly paid up accordingly.

In the event that the value of pledged items, be it for any reason whatsoever, decreases to the extent that security in your favor, in your capacity as a secured creditor, is thus insufficient, you are hereby granted the right to the sale thereof, as per the terms and conditions as hereinafter specified.

When security bonds have reached maturity and upon the sale of said securities in compliance with the previous subparagraph, the pledge will be thus transferred and lodged against either the amounts received therefore, or against any other type of financial instrument that, subject to prior agreement, the undersigned hereby grants you the faculty of purchasing or subscribing to with said amounts received, without prejudice to the fact that if said amounts are not comprised within a centralized management system, they shall be held in custody by the Broker, in compliance with article 2786, second subparagraph of the Civil Code. The undersigned thus hereby assigns and grants you as the Broker with proxy to undersign, in his name and on his behalf, the engagement providing sufficient mention of the secured debt and of the new financial tools that the amounts received and available have been invested in.

You are hereby provided with the faculty of selling the rights granted by the financial tools in question and of anyway recovering the value of the items pledged as security immediately and without having to comply with the provisions of article 2797 of the Civil Code, upon evident state of insolvency by the undersigned, or better, in the event that the Company fails or is simply overdue with the exact fulfillment of even one of the obligations in force of any current agreement, once ten days have gone by subsequent to the date of notification of the request containing the subject of payment, sent by registered letter, without any further formality being required. The relative proceeds shall be used to cover any blank credit overdue .

The management expenses related to the financial instruments in question further to any possible tax ratio as well as any further expense related to the enforcement of the guarantee herein or anyway connected or dependent thereto, shall all be charged to the undersigned.

DESCRIPTION OF THE BONDS:

Banca Intesa Bonds TV 10/5/04-11; code no. ISIN XS0191589695; issued on the 10/5/2004; expiring on the 10/5/2011; overall nominal value € 525,000.00.

GENTIUM S.P.A.

By:	/s/ Laura Iris Ferro
President and Chief Executive Officer

Villa Guardia, 20th April, 2006

File no. 2405959
M/s.
BANCA INTESA S.P.A.
VIA 1° MAGGIO 8
I - 22079 VILLA GUARDIA CO

copy to: M/s.
Intesa Mediocredito S.p.A. Via
Cernaia 8/10
I - 20121 MILAN MI

Financing Contract no. 2405959 issued by Intesa Mediocredito S.p.A. in favor of "GENTIUM S.P.A. "

This is to notify you of the fact that we intend to duly pledge in favor of Intesa Mediocredito S.p.A., as security for the above financing contract, each and every right as granted and arising by the bonds specified hereunder, having an overall nominal value amounting to€ 525,000.00 and comprised within the centralized management system controlled by Montetitoli S.p.A..

We therefore ask you kindly to open a specific account as appropriate for the recording of all the financial instruments subject to said security pledge and to proceed with the execution of all the formalities as required for relative security to be fully effective, without prejudice to the fact that Intesa Mediocredito S.p.A. will have the faculty of freely making arrangements for the items as pledged, without any form of involvement from our side.

It is hereby agreed that you shall promptly notify both us and Intesa Mediocredito S.p.A. of the activities concerning the items as pledged, as well as concerning any amounts received accordingly, without prejudice to the fact that said amounts shall have to be managed in compliance with the instructions you shall receive from the aforesaid banking institute. Any possible financial instruments that said amounts shall be invested in, shall also be subject to the very same contract of pledge.

DESCRIPTION OF THE BONDS:

Banca Intesa Bonds TV 10/5/04-11; code no. ISIN XS0191589695; issued on the 10/5/2004; expiring on the 10/5/2011; overall nominal value € 525,000.00.

GENTIUM S.P.A.

By:	/s/ Laura Iris Ferro
President and Chief Executive Officer

M/s.
Intesa Mediocredito S.p.A.
Via Cernaia 8/10
20121 Milan MI (Italy)
Villa Guardia, the 20th April, 2006.

Financing Contract no. 2405959, executed on today’s date.

The undersigned "GENTIUM S.P.A" (hereinafter the "Company") with headquarters in Villa Guardia (CO), piazza XX Settembre 2, Fz. Civello and therein fiscally domiciled under internal revenue reg. no. 02098100130, hereby duly pledges in your favor, as security for the financing amount about to be disbursed in force of the above financing contract, each and every right as granted and arising due to the bonds specified hereunder, having an overall nominal value amounting to€ 525,000.00 and comprised within the centralized management system controlled by Montetitoli S.p.A Said rights are asserted by the undersigned through Banca Intesa S.p.A., Villa Guardia branch (hereinafter the "Broker") and are fully available to the undersigned, free of each and every prejudicial encumbrance.

The bonds pledged as security will gradually be redeemed from the binding ties in force of the deed herein so that the current value of the pledged items is equal to at least 50% of the residual debt capital, provided that no evident status of insolvency by the undersigned ever arises and anyway only provided that the undersigned has ensured you are in position to be safe and certain that all due installments, further to any other sum owed to your good selves, will be duly paid up accordingly.

The above pledge is fully effective independently from any other prior existing security or any further security that might subsequently be lodged in your favor in the interests of the Company and is furthermore considered as security for all the amounts due to you, even in the event of cancellation or withdrawal of any payments that may be carried out by any party involved.

The above pledge is furthermore extended to comprise the relative interest earnings that shall be redeemed only in the event that no evident status of insolvency by the undersigned ever arises and anyway only provided that the undersigned has ensured you are in position to be certain that all due installments, further to any other sum owed to your good selves, will be duly paid up accordingly.

In the event that the value of pledged items, be it for any reason whatsoever, decreases to the extent that security in your favor, in your capacity as a secured creditor, is thus insufficient, you are hereby granted the right to the sale thereof, as per the terms and conditions as hereinafter specified.

When security bonds have reached maturity and upon the sale of said securities in compliance with the previous subparagraph, the pledge will be thus transferred and lodged against either the amounts received therefore, or against any other type of financial instrument that, subject to prior agreement, the undersigned hereby grants you the faculty of purchasing or subscribing to with said amounts received, without prejudice to the fact that if said amounts are not comprised within a centralized management system, they shall be held in custody by the Broker, in compliance with article 2786, second subparagraph of the Civil Code. The undersigned thus hereby assigns and grants you as the Broker with proxy to undersign in his name and on his behalf, the engagement providing sufficient mention of the secured debt and of the new financial tools that the amounts received and available have been invested in.

You are hereby provided with the faculty of selling the rights granted by the financial tools in question and of anyway recovering the value of the items pledged as security immediately and without having to comply with the provisions of article 2797 of the Civil Code, upon evident state of insolvency by the undersigned, or better, in the event that the Company fails or is simply overdue with the exact fulfillment of even one of the obligations in force of any current agreement, once ten days have gone by subsequent to the date of notification of the request containing the subject of payment sent by registered letter, without any further formality being required. The relative proceeds shall be used to cover any blank credit overdue .

The management expenses related to the financial instruments in question further to any possible tax ratio as well as any further expense related to the enforcement of the guarantee herein or anyway connected or dependent thereto, shall all be charged to the undersigned.

DESCRIPTION OF THE BONDS:

Banca Intesa Bonds TV 10/5/04-11; code no. ISIN XS0191589695; issued on the 10/5/2004; expiring on the 10/5/2011; overall nominal value € 525,000.00.

GENTIUM S.P.A.

By:	/s/ Laura Iris Ferro
President and Chief Executive Officer

Banca Intesa

File no. 2405959

M/s.
Intesa Mediocredito S.p.A.
Via Cernaia 8/10
I - 20121 MILANO MI

copy to: M/s.
GENTIUM S.P.A.
PIAZZA XX Settembre 2
Fz. Civello
I - 22079 VILLA GUARDIA CO

Villa Guardia, 20th April, 2006

Financing Contract no. 2405959 issued by Intesa Mediocredito S.p.A. in favor of "GENTIUM S.P.A. "

We hereby acknowledge the security pledge assigned in your favor by GENTIUM S.P.A. relating to the security bonds specified hereunder, comprised within the centralized management system controlled by Montetitoli S.p.A.. We confirm that, in compliance with the instructions we have been given, we have duly recorded the financial instruments subject to said security pledge onto account no. 2553490/59, that was opened specifically, and have thus also taken care of recording into the appropriate register as required by article 87 of legislative decree no. 58/1998, of the items as per the combined provisions of articles 45 and 54 of the regulation issued under the CONSOB (The Italian Corporate and Securities Commission) resolution no. 11768 dated 23.12.1998.

It is hereby agreed that we shall promptly notify you of the activities concerning the items as pledged, as well as concerning any amounts received accordingly, that shall anyway be managed in compliance with your instructions. In the event of possible re-investments in other financial instruments positioned with a centralized management system, we are hereby directly committed to the performance of the formalities as required for the execution of the contract of pledge and of immediately providing you with confirmation thereof.

Without prejudice to the fact that we shall see to the protection of the rights as asserted by the financial instruments in question, in your interest as well, and, that no act of disposal shall be possible without prior consent from you, we hereby confirm that we shall at all times act in compliance with the instructions as forwarded by and received from you.

DESCRIPTION OF THE BONDS:

Banca Intesa Bonds TV 10/5/04-11; code no. ISIN XS0191589695; issued on the 10/5/2004; expiring on the 10/5/2011; overall nominal value € 525,000.00.

BANCA INTESA S.P.A.

By:	/s/ Arnaldo Cesana